Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 4 March 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Unilever PLC’s and Unilever N.V.’s Annual Report on Form 20-F for the year ended 31 December 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Amsterdam, the Netherlands, 30 September 2014

PricewaterhouseCoopers Accountants N.V.

As auditors of Unilever N.V.

/s/ P.J. van Mierlo RA

P.J. van Mierlo RA

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chartered Accountants

London, United Kingdom

As auditors of Unilever PLC

30 September 2014